                                  EXHIBIT 21.1

                          SUBSIDIARIES OF SALTON, INC.



          NAME                       JURISDICTION           RELATIONSHIP
          ----                       ------------           ------------

Toastmaster, Inc.                    Missouri         100% owned by Salton, Inc.

Home Creations Direct Ltd.           Delaware         100% owned by Salton, Inc.

Sonex International Corporation      Delaware         100% owned by Salton, Inc.

Sasaki Products Company              Delaware         100% owned by Salton, Inc.

Salton Holdings, Inc.                Delaware         100% owned by Salton, Inc.

Salton Hong Kong                     Hong Kong        50% owned by Salton, Inc.
                                                      50% owned by Home
                                                      Creations Direct Ltd.

Salton Australia                      Australia       100% owned by Salton, Inc.